EXHIBIT 19.1
Insider Trading Policy
________________________________________________________________________________
PURPOSE:
To express the Company's position on Insider Trading issues, to formalize trading blackouts and pre-clearance obligations, and to identify the responsibilities of affected persons. This policy is intended to assist in preventing situations that could result in legal exposure to individuals and the Company. Compliance with the insider trading laws and this Policy is ultimately the individual responsibility of each person subject to this Policy.
________________________________________________________________________________
APPLIES TO:
BWX Technologies, Inc. (“BWXT”), its operating groups, subsidiaries and affiliated companies (collectively with BWXT, the “Company”).
________________________________________________________________________________
DEFINITIONS:
Controlling Person – Anyone with the power to influence or control the direction, management, policies or activities of another person in the Company, whether or not that power is exercised.
Exchange Act – The Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated by the SEC
Insider – All directors, officers subject to Section 16 of the Exchange Act, all Company personnel who are involved in the preparation or review of the Company’s consolidated financial statements and other employees of the Company designated in writing by BWXT’s Chief Executive Officer, Chief Financial Officer or General Counsel.
Material Nonpublic Information – Information relating to an issuer of Securities is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, sell or hold any of those Securities or if the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the total mix of information made available with respect to that issuer or those Securities. In short, any information which could reasonably be expected to affect the price of a Security is material information and, if not public, Material Nonpublic Information.
While it is not possible to create an exhaustive list of material information, examples of material information relating to an issuer of securities may include information about:
•    Financial results or projections of that issuer or its subsidiaries or other affiliates;
•    Pending or proposed mergers, acquisitions, divestitures, business combinations, joint ventures or tender offers involving that issuer or any of its subsidiaries or affiliates (or any of its or their customers, suppliers, competitors or joint venture participants);
•    Changes in management or auditors of that issuer or its subsidiaries or other affiliates;
•    Changes in customers or suppliers of that issuer or any of its subsidiaries or other affiliates;

•    Pending contract awards, unannounced contract awards and/or cancelled contracts;
•    Events regarding securities of that issuer or its subsidiaries or other affiliates (e.g. defaults, redemptions, stock splits, dividends, repurchase programs, etc.);
•    Significant threatened litigation or significant developments in existing litigation involving that issuer or any of its subsidiaries or affiliates (or any of their customers, suppliers, competitors, or joint venture participants);
•    Significant labor disputes involving that issuer or any of its subsidiaries or affiliates (or any of their customers, suppliers, competitors, or joint venture participants); and
•    Bankruptcies, receiverships or severe liquidity problems involving that issuer or any of its subsidiaries or affiliates (or any of its or their customers, suppliers, competitors or joint venture participants).
Information is nonpublic if it is not commonly known by or generally available to the investing public. For purposes of this Policy, Material Nonpublic Information will be considered to be nonpublic until after the first full Trading Day following the date of public disclosure of such information in a manner designed to provide broad dissemination of the information to the public (such as a press release provided to broadly circulated news or wire services or a filing of a current report on Form 8-K with the SEC).
Related Persons – Includes, for each Insider, (1) the Insider’s spouse, minor children and anyone else living in the Insider’s household, (2) partnerships in which the Insider is a general partner, (3) corporations in which the Insider either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which the Insider is a trustee, settlor or beneficiary, (5) estates of which the Insider is an executor or beneficiary, or (6) any other group or entity where the Insider has or shares with others the power to influence or control whether to buy Securities of the Company. Although an Insider’s parent, child or sibling may not be considered a “Related Person” (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See “No Tipping” in Section I below for a discussion on the prohibition on “tipping.”
SEC – The United States Securities and Exchange Commission.
Securities – Any of the following issued by a company (and any derivative securities issued by others with respect thereto): common stock; preferred stock; restricted stock; stock options; bonds; and notes.
Trading Day - A day on which the New York Stock Exchange is open for trading.
Trading Plan - A written plan, contract or instruction for the buying or selling of Company securities pursuant to Securities Exchange Act Rule 10b5-1.
_____________________________________________________________________________________
GENERAL:
Federal and state securities laws generally prohibit the purchase or sale of a company’s Securities by persons who are in possession of material information about that company that is not commonly known by or generally available to the investing public. These laws also prohibit persons from disclosing Material Nonpublic Information to others who may trade. Companies and their Controlling Persons may be liable if they fail to take reasonable steps to prevent illegal insider trading by company personnel. It is the policy of the Company that directors, officers, employees and consultants avoid any unlawful involvement in transactions in the Securities of the Company or its customers, suppliers, competitors, joint venture participants and counterparties to proposed acquisitions or divestitures of businesses.
_____________________________________________________________________________________

POLICY:
I. No Trading on Material Nonpublic Information. The Company prohibits its directors, officers, employees and consultants and their respective Related Persons from directly or indirectly buying or selling Company Securities at any time while in possession of Material Nonpublic Information. Similarly, the Company’s directors, officers, employees and consultants may not buy or sell the Securities of any other company if they have acquired or possess Material Nonpublic Information about that company in the course of employment with or service to the Company.
No Tipping. The Company further prohibits its directors, officers, employees and consultants from disclosing (or “tipping”) Material Nonpublic Information to any other person (including family members), and from making any recommendations or expressing opinions as to the purchase or sale of Securities of any company while in possession of Material Nonpublic Information acquired or possessed during the course of employment with or service to the Company. This prohibition also applies to indirect tipping to others by Related Persons. Any person who engages in tipping will be accountable under this Policy and may be liable under applicable law, even though that person did not trade and did not gain any benefit from another’s trade.
Transactions by Related Persons. Under this Policy, Company directors, officers, employees and consultants are responsible for any transactions in any Securities subject to this Policy by his or her Related Persons.
No Hardship Exception. Federal and state securities laws do not contain a “hardship exception” to illegal insider trading. Accordingly, the existence of a personal financial emergency or other unexpected event does not excuse any person subject to this Policy from compliance with this Policy.
II. Transactions Under Company Benefit Plans
Stock Option Exercises. This Policy’s trading prohibitions generally do not apply to the exercise of a BWXT stock option, or to the exercise of a tax withholding right pursuant to which the Company withholds shares of BWXT common stock subject to an option to satisfy the exercise price and/or tax withholding requirements. This Policy’s prohibitions do apply, however, to any sale of the underlying BWXT common stock, whether as part of a “cashless” exercise of an option or any other market sale.
Other Stock Awards. This Policy does not apply to the vesting of restricted shares or units of BWXT common stock, of the exercise of a tax withholding right pursuant to which the Company withholds shares of BWXT common stock to satisfy tax withholding requirements upon the vesting of any restricted share of BWXT common stock, restricted stock unit or performance share/unit. The Policy does apply however, to any market sale of the BWXT common stock underlying such share or unit.
Thrift Plans. This Policy does not apply to purchases of BWXT common stock in any Thrift Plan of the Company resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to other transactions involving BWXT common stock under any such Thrift Plan, including (a) increasing or decreasing the percentage of your periodic contributions that will be allocated to the BWXT Stock Fund, if it will result in the market purchase or sale of BWXT securities, (b) making an intra-plan transfer of an existing account balance into or out of the BWXT Stock Fund, (c) borrowing money against your Thrift Plan balance if the loan will result in a liquidation of some or all of your BWXT Stock Fund balance, and (d) pre- paying a Thrift Plan loan if the pre-payment will result in allocation of loan proceeds to the BWXT Stock Fund.
III. Other Transactions Involving Company Securities
The Company considers it improper and inappropriate for those persons employed by or closely associated with the Company to engage in short-term or speculative transactions in the Company’s Securities that may present an actual or apparent conflict of interest or lead to inadvertent violations of securities laws. Accordingly, any transactions involving Company Securities are subject to the following additional restrictions and prohibitions:
Limit Orders. Limit orders and other standing instructions to trade Company Securities under certain circumstances may result in illegal insider trading if the order executes while a person is in possession of Material Nonpublic Information, even if the person was not in possession of that information when the order was made. As a result, standing orders should only be used for a short period of time and should not be live during any applicable blackout period (unless the instructions are part of an approved Trading Plan, see Paragraph VI below).
Publicly Traded Options. A transaction in put options, call options or other derivatives with respect to Company Securities is, in effect, a bet on the short-term movement of the price of Company Securities and, therefore, creates the appearance that a person is trading on the basis of Material Nonpublic Information. Transactions in such options or other derivatives also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, directors, officers, employees and consultants are prohibited from engaging in transactions involving puts, calls or other derivatives with respect to any Company Securities, on an exchange or in any other organized market.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward-sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for at least a part of the potential for upside appreciation in the stock. These transactions allow a person to continue to own the covered securities, but without the full risks and rewards of ownership. In that situation, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, employees and consultants are prohibited from engaging in any such transactions.
Short Sales. Short sales of the Company’s Securities (i.e., sales of securities that are not then owned) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s incentive to assist in improving the Company's performance. In addition, Section 16(c) of the Exchange Act prohibits certain officers and directors from engaging in short sales. For these reasons, directors, officers, employees and consultants are prohibited from engaging in short sales of the Company’s Securities, including a “sale against the box” (i.e., a sale with delayed delivery).
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the person pledging the securities is in possession of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities, directors, officers, employees and consultants are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Hedge Funds. The Company further prohibits Insiders from making an investment in any private investment vehicle that is exempt from registration as an investment company by operation of Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended, or any similar investment vehicle (any such investment vehicle being referred to herein as a “Hedge Fund”), if such Insider (a) has knowledge or reason to know (based on information reasonably available to him or her) that such Hedge Fund has a history of acquiring a short position in Company Securities or is then maintaining (or has announced plans to acquire) a short position in Company Securities, or (b) is a controlling shareholder or partner of such Hedge Fund and/or has or shares investment control over such Hedge Fund’s portfolio securities.

Gifts. Bona fide gifts of Company Securities (including transfers of Company Securities made to trusts for estate planning purposes) may not be transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of Material Nonpublic Information, provided that gift transactions are subject to the pre-clearance requirements specified under the Section V below. All gifts must be pre-cleared in accordance with this Policy.
IV. Blackout Periods. To help prevent violations of securities laws, the Company maintains a list of Insiders who are subject to certain quarterly or special “blackout” periods during which they are prohibited from trading in Company Securities. Even if a blackout period is not in effect, or a particular person is not subject to a blackout period, at no time may a Company director, officer, employee or consultant trade in Company Securities if such person is in possession of Material Nonpublic Information.
Quarterly Blackout Periods. Each quarterly blackout period will begin on the date the 2nd monthly flash report for the quarter is circulated by the Chief Financial Officer (or the Chief Financial Officer’s designee). Such flash reports are expected to be circulated on or about the 7th day of the last month of each quarter. In all cases, the quarterly blackout period ends after the first full Trading Day following the filing of the Company’s periodic report on Form 10-K or Form 10-Q with respect to such quarter with the SEC.
Special Blackout Periods. From time to time, a material event (such as the development of merger and acquisition activities) or set of circumstances may require the Company to implement a special blackout period related to that specific event. The Company may designate various of its directors, officers, employees or consultants who have access to Material Nonpublic Information concerning that event as being subject to the special blackout period. Any such person who has been made subject to a special blackout period may not engage in any transaction involving the purchase or sale of Company Securities until advised that the special blackout period has been terminated. Special blackout periods will only be announced to those persons who the Company knows are aware of the event or circumstances giving rise to the special blackout period. Persons made aware of the existence of a special blackout period should not disclose the existence of the special blackout period to any other person.
Notice of Blackouts. Quarterly or special blackout periods will be announced by or on behalf of the BWXT General Counsel by e-mail and/or memorandum to Insiders and any other person subject to the blackout period. Upon notice by or on behalf of the BWXT General Counsel, a blackout period may be imposed earlier or lifted later than described above or specified in the blackout notice. The failure of any person to be notified of any blackout period does not relieve that person of their obligations under this Policy.
Pre-Clearance Requirements for Section 16 and Certain Other Insiders. Each person subject to Section 16 of the Exchange Act of 1934 and any other employee designated in writing by BWXT’s Chief Executive Officer, Chief Financial Officer or General Counsel, shall refrain from transacting in Company Securities (including gifts), unless such person has pre-cleared the proposed transaction with the BWXT General Counsel (or his/her designee) and is not in possession of Material Nonpublic Information. A request for pre- clearance should be submitted at least two business days in advance of a proposed transaction. For each transaction that is cleared, the clearance shall continue for each such transaction only so long as the person is not in possession of Material Nonpublic Information. If the person becomes in possession of Material Nonpublic Information prior to the execution of the cleared transaction, the clearance as to that transaction shall immediately terminate and the person must seek preclearance prior to trading in Company Securities. Notwithstanding the foregoing, nothing in this Policy shall prevent a person from making a gift of Company Securities while in possession of Material Nonpublic Information, provided the person making the gift (i) pre-clears the proposed transaction with the General Counsel and (ii) does not have reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of Material Nonpublic Information. The General Counsel is under no obligation to approve a transaction submitted for preclearance.

VI. Trading Plans. Nothing in this Policy shall prevent trading in Company Securities pursuant to a Trading Plan provided such Trading Plan (a) has been implemented in compliance with applicable law, (b) has been reviewed and approved in writing by the BWXT General Counsel (or his/her designee) prior to the individual’s entry into the Trading Plan and (c) is adopted at a time other than during a blackout period and when the individual is not in possession of Material Nonpublic Information and is otherwise in compliance with this Policy. The compliance of any Trading Plan with the applicable SEC rules is the responsibility of the person adopting such plan.
While the BWXT General Counsel has absolute discretion whether to approve a proposed Trading Plan, Trading Plans should contain the following characteristics:
1.    clear and specific trading instructions specifying the amount, pricing and timing of transactions to be made pursuant to the Trading Plan; and
2.    a cooling-off period between the Trading Plan’s adoption and the first trade executed thereunder of:
•    For directors and officers subject to Section 16 of the Exchange Act: the later of (i) 90 days after adoption of the Trading Plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted; and
•    For all other persons subject to this Policy: 30 days.
In addition, persons subject to this Policy are not permitted to have (i) more than one Trading Plan outstanding at any given time, unless permitted by the limited exceptions of Rule 10b5-1 and approved by the BWXT General Counsel, and (ii) more than one single-trade in any 12-month period.
Any Trading Plan should be submitted for approval at least five business days prior to the entry into the Trading Plan. The Trading Plan must include a representation from the person that: (i) they are not aware of any Material Nonpublic Information about the Company or the Company Securities; and (ii) they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
Modifications of or amendments to a Trading Plan, including, but not limited to, the trading formula or instructions, are subject to the foregoing requirements of this Paragraph VI, as if such modification or amendment were the adoption of a new Trading Plan. Participants in Trading Plans must consult with the BWXT General Counsel prior to terminating or modifying any Trading Plan.
VII. Other. U.S. federal and state securities laws prohibit insider trading and “tipping” and subject persons to personal liability and civil and/or criminal penalties for those activities. Additionally, employees and others who violate this Policy will be subject to disciplinary action, which may include termination of employment or consulting and other contracts. Every person has the individual responsibility to comply with applicable securities laws and this Policy, regardless of whether the Company has subjected that person or any other person to trading blackouts. In addition, persons who are subject to blackout periods under this Policy should understand that the existence of such blackout periods does not provide a safe harbor for trading during other periods, and all directors, officers, employees and consultants should use good judgment in connection with all trading activities. For example, occasions may arise when individuals covered by this Policy become aware prior to a blackout period that earnings for the then-current quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, the general policy would still prohibit trading even though the time period is not within the blackout period or even if such individuals are not subject to the blackout periods in the normal course of business.